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                                                                     EXHIBIT 2.2


                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                           SYNAGRO TECHNOLOGIES, INC.,

                                PAUL A. TORETTA,

                                 EILEEN TORETTA,
                                AS TRUSTEE OF THE
                           PAUL A. TORETTA 1998 GRAT,

                              FRANCES A. GUERRERA,

                              FRANCES A. GUERRERA,
                          AS EXECUTRIX OF THE ESTATE OF
                               RICHARD J. GUERRERA

                                       AND

                     FRANCES A. GUERRERA AND ROBERT DIONNE,
                              AS CO-TRUSTEES OF THE
                       RICHARD J. GUERRERA REVOCABLE TRUST
                     UNDER AGREEMENT DATED NOVEMBER 2, 1998


                                OCTOBER 20, 1999


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                                TABLE OF CONTENTS

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ARTICLE I
     DEFINITIONS.....................................................................................2
          Section 1.1.   Accounting Terms............................................................2
          Section 1.2.   Defined Terms...............................................................2

ARTICLE II
     CLOSING.........................................................................................2
          Section 2.1.   Closing.....................................................................2

ARTICLE III
     SALE OF OWNERSHIP INTERESTS.....................................................................2
          Section 3.1.   Ownership Interests.........................................................2
          Section 3.2.   Purchase Price..............................................................2
          Section 3.3.   Purchase Price Adjustment...................................................3
          Section 3.4.   Earn Out Payment............................................................4
          Section 3.5.   Closing Deliveries..........................................................8

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................10
          Section 4.1.   Organization and Qualification.............................................10
          Section 4.2.   Capitalization.............................................................10
          Section 4.3.   Authority; Non-Contravention; Approvals....................................11
          Section 4.4.   Registration Statements....................................................12
          Section 4.5.   Reports and Financial Statements...........................................12
          Section 4.6.   Brokers and Finders........................................................13

ARTICLE IV-A
     REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          CONCERNING THE TRANSACTION................................................................13
          Section 4A.1.  Ownership..................................................................13
          Section 4A.2.  Authority..................................................................14
          Section 4A.3.  Brokers and Finders........................................................14
          Section 4A.4.  Registration Statements....................................................14
          Section 4A.5.  Investment Representations.................................................15

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANIES.........................16
          Section 5.1.   Organization and Qualification.............................................16
          Section 5.2.   Capitalization.............................................................16
          Section 5.3.   Authority; Non-Contravention; Approvals....................................17
          Section 5.4.   Subsidiaries...............................................................18
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
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          Section 5.5.   Financial Statements.......................................................18
          Section 5.6.   Absence of Undisclosed Liabilities.........................................18
          Section 5.7.   Absence of Certain Changes or Events.......................................18
          Section 5.8.   Litigation.................................................................19
          Section 5.9.   Accounts Receivable........................................................19
          Section 5.10.  No Violation of Law; Compliance with Agreements............................19
          Section 5.11.  Insurance..................................................................19
          Section 5.12.  Taxes......................................................................20
          Section 5.13.  Employee Benefit Plans.....................................................21
          Section 5.14.  Employee and Labor Matters.................................................23
          Section 5.15.  Environmental Matters......................................................23
          Section 5.16.  Non-Competition Agreements.................................................25
          Section 5.17.  Title to Assets............................................................25
          Section 5.18.  Contracts, Agreements, Plans and Commitments...............................26
          Section 5.19.  Supplies...................................................................27
          Section 5.20.  Brokers and Finders........................................................27
          Section 5.21.  Intellectual Property......................................................27
          Section 5.22.  Relationships..............................................................27
          Section 5.23.  Year 2000..................................................................28
          Section 5.24.  Certain Payments...........................................................28
          Section 5.25.  Books and Records..........................................................28
          Section 5.26.  Condition and Sufficiency of Assets........................................28

ARTICLE VI
     CONDUCT OF BUSINESS PENDING CLOSING............................................................29
          Section 6.1.   Conduct of Business by the Sellers Pending Closing.........................29
          Section 6.2.   Other Offers...............................................................30
          Section 6.3.   Access to Information......................................................31
          Section 6.4.   Commercially Reasonable Efforts............................................31

ARTICLE VII
     CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES...........................................32
          Section 7.1.   Consents...................................................................32
          Section 7.2.   Further Assurances.........................................................32
          Section 7.3.   Expenses and Fees..........................................................32
          Section 7.4.   Agreement to Cooperate.....................................................32
          Section 7.5.   Notification of Certain Matters............................................32
          Section 7.6.   Registration Statements....................................................33
          Section 7.7.   Purchaser's Liquidity Program..............................................34
          Section 7.8.   Exchange Listing...........................................................34
          Section 7.9.   Public Statements..........................................................35
          Section 7.10.  Section 338(h)(10) Election................................................35
          Section 7.11.  Allocation of Purchase Price...............................................35
          Section 7.12.  Code Section 754 Adjustments...............................................35


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
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          Section 7.13.  Control of Tax Returns.....................................................35
          Section 7.14.  Supplements to Disclosure Schedules........................................36

ARTICLE VIII
     CONDITIONS TO CLOSING..........................................................................36
          Section 8.1.   Conditions to Each Party's Obligation to Close.............................36
          Section 8.2.   Conditions to Obligation of the Sellers....................................36
          Section 8.3.   Conditions to Obligations of Purchaser.....................................37

ARTICLE IX
     TERMINATION, AMENDMENT AND WAIVER..............................................................38
          Section 9.1.   Termination................................................................38
          Section 9.2.   Effect of Termination......................................................39
          Section 9.3.   Extensions; Waiver.........................................................40
          Section 9.4.   Purchaser's Option to Extend...............................................40

ARTICLE X
     INDEMNIFICATION AND LIMITATION ON LIABILITY....................................................40
          Section 10.1.  The Sellers' Indemnity Obligations.........................................40
          Section 10.2.  Purchaser's Indemnity Obligations..........................................41
          Section 10.3.  Indemnification Procedures.................................................41
          Section 10.4.  Limitation of Sellers' Liability...........................................43
          Section 10.5.  Limitation of Purchaser's Liability........................................44

ARTICLE XI
     GENERAL PROVISIONS.............................................................................44
          Section 11.1.  Survival...................................................................44
          Section 11.2.  Notices....................................................................45
          Section 11.3.  Interpretation.............................................................47
          Section 11.4.  Miscellaneous..............................................................47
          Section 11.5.  Governing Law..............................................................48
          Section 11.6.  Binding Arbitration........................................................48
          Section 11.7.  Amendment..................................................................50
          Section 11.8.  Counterparts...............................................................50
          Section 11.9.  Parties in Interest........................................................50
          Section 11.10. Validity...................................................................50
          Section 11.11. Guarantee..................................................................50
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Exhibits

Exhibit A         Glossary
Exhibit B         Form of Estimated Adjustment Amount Worksheet
Exhibit C         Form of Release of Claims Agreement
Exhibit D         Form of Consulting Agreement
Exhibit E         Form of Covenant Not to Compete Agreement
Exhibit F         Form of Covenant Not to Compete Agreement

Schedules

Schedule 1        The Companies
Schedule 3.3(d)   Projects
Schedule 3.4(i)   Operating Practices
Schedule 3.4(j)   Capital Budget
Schedule 3.4(k)   Projects Excepted from Earn Out
Schedule 3.5      Guarantees or Surety Obligations
Schedule 4A.3     Sellers' Brokers and Finders
Schedule 5.3      Non-Contravention; Approvals
Schedule 5.5      Financial Statements
Schedule 5.6      Absence of Undisclosed Liabilities
Schedule 5.7      Absence of Certain Changes or Events
Schedule 5.8      Litigation
Schedule 5.10     No Violation of Law; Compliance with Agreements
Schedule 5.12     Taxes
Schedule 5.13     Employee Benefit Plans
Schedule 5.14     Employee and Labor Matters
Schedule 5.15     Environmental Matters
Schedule 5.16     Non-Competition Agreements
Schedule 5.17     Title to Assets
Schedule 5.18     Contracts, Agreements, Plans and Commitments
Schedule 5.20     Companies' Brokers and Finders
Schedule 5.21     Intellectual Property
Schedule 5.22     Relationships
Schedule 5.23     Year 2000 Compliance
Schedule 5.26     Condition and Sufficiency of Assets


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                           PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT, dated as of October 20, 1999 (the
"Agreement"), is by and among SYNAGRO TECHNOLOGIES, INC., a Delaware corporation
(the "Purchaser"), and PAUL A. TORETTA, individually ("Mr. Toretta"), EILEEN
TORETTA, as Trustee of the Paul A. Toretta 1998 Grat (the "Grat"), FRANCES A.
GUERRERA, individually ("Mrs. Guerrera"), FRANCES A. GUERRERA, as Executrix of the Estate of Richard J. Guerrera (the "Estate"), and FRANCES A. GUERRERA and
ROBERT DIONNE, as Co-Trustees of the Richard J. Guerrera Revocable Trust under
Agreement dated November 2, 1998 (the "Trust"). Each of Mr. Toretta, the Grat and the Estate is a "Seller" and, collectively, they are sometimes referred to as the "Sellers". The Purchaser and each of the other signatories to this Agreement are a "Party" and, collectively, they are sometimes referred to as the "Parties." Mrs. Guerrera, individually and in her capacity as Co-Trustee of the Trust, and Robert Dionne, in his capacity as Co-Trustee of the Trust, join this Agreement for purposes of guaranteeing the performance by the Estate and the Trust, as the case may be, of their respective joint and several obligations under this Agreement, as further set forth in Section 11.11 of this Agreement.


                              W I T N E S S E T H:

         WHEREAS, the Sellers own, directly or indirectly, all of the outstanding capital stock, limited partnership interests and membership interests (the "Ownership Interests") of those corporations, limited partnerships and limited liability companies set forth on Schedule 1 (each of which is a "Company" and which, collectively, are sometimes referred to as the "Companies"), as of the date hereof;

         WHEREAS, the Companies are engaged in the business of sewage sludge disposal in the northeastern United States, including the hauling, treatment and disposal of sewage sludge; the providing of non-hazardous biosolids transportation, treatment and disposal services to municipal wastewater treatment plants and commercial customers; and the operation, maintenance, repair and management of sewage sludge treatment and incineration facilities
(the "Business");

         WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Ownership Interests upon the terms and conditions set forth herein; and

         WHEREAS, the Sellers, Mrs. Guerrera and the Trust are making certain representations, warranties, covenants, agreements and indemnities herein, as an inducement to Purchaser to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:



                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") and on a basis not inconsistent with those applied in the preparation of the financial statements referred to in Sections 4.5(d) and 5.5 hereof.

         SECTION 1.2. DEFINED TERMS. As used in this Agreement, certain words and terms have the meanings ascribed to them in the Glossary attached hereto as Exhibit A. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.


                                   ARTICLE II
                                     CLOSING

         SECTION 2.1. CLOSING. Subject to the terms and provisions of Article IX, the closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of RICHARDS & O'NEIL, LLP, 43 Arch Street, Greenwich, Connecticut as promptly as practicable (but in any event within five
(5) business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as the Purchaser and Sellers shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."


                                   ARTICLE III
                           SALE OF OWNERSHIP INTERESTS

         SECTION 3.1. OWNERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase, the Ownership Interests directly owned by the Sellers as set forth on Schedule 1 (the "Direct Ownership Interests") on the Closing Date.

         SECTION 3.2. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Direct Ownership Interests and the representations, warranties, covenants and agreements referenced herein shall be:

                           (i) cash equal to Forty-Four Million Dollars
($44,000,000) minus (1) the Companies' Indebtedness as of Closing, plus or minus
(2) the amount, if any, by which the Companies' Net Working Capital as of Closing is greater than or less than One Million One Hundred Forty Thousand Dollars ($1,140,000). The amount, if any, by which the cash portion of the Purchase Price is adjusted pursuant to this Section 3.2(i) (i.e., the sum of (1) and (2) above) is referred to herein as the "Adjustment Amount"; and



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                           (ii) the Earn Out Payments, if any, as defined and
further described in Section 3.4 below.

The portion of the Purchase Price payable in cash at Closing (as determined in accordance with Section 3.2 and Section 3.3) (the "Cash Portion") shall be allocated as follows: (i) the Estate shall receive fifty percent (50%) of the Cash Portion less $2,250,000, and (ii) the Grat shall receive ninety-nine percent (99%) and Mr. Toretta shall receive one percent (1%) of the remaining Cash Portion. The Earn Out Payments (as determined in accordance with Section 3.4), if any, shall be paid sixteen percent (16%) to the Estate and eighty-four percent (84%) to the Earn Out Representative (for the benefit, and in satisfaction of Purchaser's payment obligations regarding the Earn Out Payments to, the Grat and Mr. Toretta).

         SECTION 3.3. PURCHASE PRICE ADJUSTMENT.

                  (a) Prior to the Closing Date, Mr. Toretta shall deliver to the Purchaser a worksheet, in the form attached as Exhibit B hereto, setting forth a reasonable estimate of the Indebtedness and Net Working Capital as of the Closing Date, as well as a computation of the estimated Adjustment Amount (the "Estimated Adjusted Amount"). The worksheet shall be prepared by Mr. Toretta and reasonably acceptable to the Purchaser. If the Estimated Adjustment Amount is a positive number, the Cash Portion as allocated to (i) Mr. Toretta shall be decreased in an amount equal to one-half percent (0.5%) of the positive Estimated Adjustment Amount; (ii) the Grat shall be decreased in an amount equal to forty-nine and one-half percent (49.5%) of the positive Estimated Adjustment Amount and (iii) the Estate shall be decreased in an amount equal to fifty percent (50%) of the positive Estimated Adjustment Amount. If the Estimated Adjustment Amount is a negative number (i.e., the excess Net Working Capital exceeds the Indebtedness), the Cash Portion as allocated to (i) Mr. Toretta shall be increased in an amount equal to one-half percent (0.5%) of the negative Estimated Adjustment Amount; (ii) the Grat shall be increased in an amount equal to forty-nine and one-half percent (49.5%) of the negative Estimated Adjustment Amount and (iii) the Estate shall be increased in an amount equal to fifty percent (50%) of the negative Estimated Adjustment Amount.

                  (b) Within 90 days after the Closing, Purchaser shall cause the Companies to prepare a consolidated balance sheet of the Companies as of the Closing Date (the "Closing Date Balance Sheet"), including a computation of the actual Adjustment Amount of the Companies as of the Closing Date (the "Actual Adjustment Amount"). If within 15 days following delivery of the Closing Date Balance Sheet to Mr. Toretta, Mr. Toretta does not object in writing thereto, then the Actual Adjustment Amount shall be as computed on such Closing Date Balance Sheet. If Mr. Toretta does object in writing to the computation within such 15-day period, then the Purchaser and Mr. Toretta shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to the Purchaser and Mr. Toretta (the "Neutral Auditors"). If the Purchaser and Mr. Toretta are unable to agree on the Neutral Auditors, then they shall request the American Arbitration Association to appoint the Neutral Auditors. All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by



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the Purchaser and Mr. Toretta. The Neutral Auditors will deliver to the
Purchaser and Mr. Toretta a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by the Purchaser and Mr. Toretta, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the Parties.

                  (c) Promptly following agreement on or delivery of the final, binding and conclusive Closing Date Balance Sheet setting forth the Actual Adjustment Amount, the Purchaser, the Estate, the Grat and Mr. Toretta shall account to each other as provided for in this Section 3.3(c). If the Estimated Adjustment Amount less the Actual Adjustment Amount is a positive number, the Estate, the Grat and Mr. Toretta shall have a right to receive aggregate cash payments from Purchaser equal to such excess. If the Estimated Adjustment Amount less the Actual Adjustment Amount is a negative number, Purchaser shall be entitled to receive aggregate cash payments from each of the Estate, the Grat and Mr. Toretta equal to such deficit. Any such excess or deficit payment shall be due and payable within three (3) business days after the Actual Adjustment Amount is determined pursuant to this Section 3.3. Any payments due from or to the Estate, the Grat and Mr. Toretta pursuant to this Section 3.3(c) shall be payable or paid (i) fifty percent (50%) by or to the Estate, (ii) forty-nine and one-half percent (49.5%) by or to the Grat, and (iii) one-half percent (0.5%) by or to Mr. Toretta.

                  (d) For purposes of determining the Net Working Capital pursuant to this Section 3.3, any cash payments made or current liabilities incurred on or after August 1, 1999, and prior to Closing with respect to the projects described on Schedule 3.3(d) hereto, up to an aggregate amount of cash and current liabilities of $1,050,000, shall not be deducted in the Net Working Capital computation.

         SECTION 3.4. EARN OUT PAYMENT.

                  (a) As soon as practicable after December 31, 2000, and after the last day of each succeeding calendar year through and including December 31, 2007 (the "Earn Out Period"), the Purchaser's independent auditor (the "Auditor") shall audit the financial statements of the Companies as of the last day of the calendar year then ended and the Purchaser's calculation of the Earnings of the Companies during such calendar year in the manner specified in this Section 3.4. No later than April 30th of each year from 2001 through 2008, the Purchaser shall deliver notice of the Earnings of the Companies for the preceding calendar year to the Earn Out Representative and the Estate, as audited by the Auditor, together with the Auditor's audit report on the Companies' financial statements and on Purchaser's calculation of Earnings during the calendar year then ended.

                  (b) The Companies' Earnings shall be calculated in accordance with this Section 3.4 and the definition of Earnings and in a manner consistent with that used to compute the Earn Out Baseline referenced in Section 3.4(c) below. For purposes of calculating the Earnings pursuant to this Section 3.4 only, the term "Companies" shall also include (i) New England Treatment Company, Inc. and (ii) any newly-organized Affiliate of the Companies



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formed by the Purchaser during the Earn Out Period to conduct any new biosolids incineration or lime stabilization business of the Companies in New England. During the Earn Out Period and thereafter until the last Earn Out Payment, if any, is actually made pursuant to this Section 3.4, the Companies and the Purchaser shall give the Sellers and their respective accountants, counsel and other representatives, reasonable and prompt access during normal business hours to (x) all of the properties, books, contracts, commitments and records related to the Companies, and (y) all other information concerning the Companies that the Sellers may reasonably request and that is necessary to evaluate and propose changes to the computation of the Companies' Earnings.

                  (c) In the event that the Earnings of the Companies are less than or equal to Four Million Seventy-One Thousand Five Hundred Forty-Nine Dollars ($4,071,549) (as adjusted from time to time pursuant to this Section 3.4, the "Earn Out Baseline") during any calendar year during the Earn Out Period, then no additional amounts shall be payable to the Sellers with respect to such calendar year. In the event that the Companies' Earnings exceed Four Million Seventy-One Thousand Five Hundred Forty-Nine Dollars ($4,071,549) during any calendar year during the Earn Out Period, an additional amount (an "Earn Out Payment") shall be calculated and paid by the Purchaser to the Sellers in accordance with this Section 3.4(c) (and pro rata in accordance with the percentages set forth in Section 3.2) with respect to such calendar year and shall equal fifty percent (50%) of such excess. In no event shall the aggregate Earn Out Payments payable to the Sellers (together with any Accelerated Amounts (as defined below)) under this Section 3.4 exceed Twelve Million Dollars ($12,000,000). At the Purchaser's option each Earn Out Payment shall be paid either (i) in all cash or other immediately available funds or (ii) fifty percent (50%) in cash or other immediately available funds and fifty percent (50%) in Purchaser Common Stock. The number of shares of Purchaser Common Stock shall be calculated using the Average Purchaser Common Stock Price.

                  (d) Each Earn Out Payment shall be paid by the Purchaser to the Earn Out Representative and the Estate (pro rata in accordance with the percentages set forth in Section 3.2) on or before the date that the Purchaser is required to deliver the annual report of the Auditor to the Earn Out Representative and the Estate.

                  (e) Upon receipt of an annual report of the Auditor regarding the Companies' Earnings, the Earn Out Representative shall have 30 days in which to object in writing to the Purchaser with respect to the Purchaser's calculation of the Companies' Earnings (an "Earnings Dispute Notice"). In the event the Earn Out Representative does not object to the Purchaser's calculation of the Companies' Earnings within such 30-day period, the Purchaser's calculation of the Companies' Earnings, as notified to the Earn Out Representative, shall be deemed final, conclusive and binding on all Parties. In the event the Earn Out Representative gives a timely Earnings Dispute Notice, then the Earn Out Representative and Purchaser shall work together in good faith to reach an agreement on an appropriate adjustment to the Earn Out Payment. If within 15 days after Purchaser's receipt of an Earnings Dispute Notice, the Earn Out Representative and Purchaser have not reached an agreement, the Earn Out Representative and Purchaser shall engage the Accounting Arbitrator to calculate the amount of an appropriate adjustment to Purchaser's calculation of the Companies' Earnings, if any, except as otherwise provided in Section 3.4(f) hereof. The decision of the Accounting Arbitrator shall be final,



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conclusive and binding on all Parties. The Accounting Arbitrator shall make its determinations using the accounting and other principles set forth in Section 3.4(b) hereof. The Accounting Arbitrator shall be directed to make its determination within 45 days of its engagement. Payment of any adjustment to the Earn Out Payment from the Purchaser to the Earn Out Representative and the Estate, if any, shall be due within ten (10) days after the resolution of any such dispute.

                  (f) In the event that the Earn Out Representative alleges in an Earnings Dispute Notice an entitlement to a higher Earn Out Payment because of breaches of the Purchaser's covenants set forth in Section 3.4(i) or (j) hereof, and the Earn Out Representative and Purchaser are unable to resolve the dispute within the 15-day resolution period provided for in Section 3.4(e) hereof, then the Accounting Arbitrator shall not be engaged and the dispute shall be resolved in accordance with Section 11.6 hereof.

                  (g) Purchaser will not issue any certificates for any fractional shares of Purchaser Common Stock otherwise issuable pursuant to either Section 3.2 or Section 3.4. In lieu of issuing such fractional shares, Purchaser shall pay cash to the Earn Out Representative and the Estate (pro rata in accordance with the percentages set forth in Section 3.2), such cash payments to be based on the value of such fractional shares using the Average Purchaser Common Stock Price.

                  (h) As soon as practicable after the completion of the first two years of operations of the Rhode Island Project (as defined in Schedule 5.6) (such two (2) year period beginning the first day of the calendar month following the Purchaser's receipt of notice from the Earn Out Representative that the Rhode Island Project has commenced operation for purposes of this
Section 3.4), the Auditor shall audit the Purchaser's calculation of the Earnings attributable to the Rhode Island Project over such two years of operations (the "Rhode Island Earnings"). No later than 120 days after the end of such two years of operations of the Rhode Island Project, the Purchaser shall deliver (i) notice of the Purchaser's calculation of the Rhode Island Earnings to the Earn Out Representative and the Estate, as audited by the Auditor, together with the Auditor's audit report on the Purchaser's calculation of the Rhode Island Earnings (the "Rhode Island Notice") and (ii) an accelerated Earn Out Payment to the Estate and the Earn Out Representative (pro rata in accordance with the percentages set forth in Section 3.2) equal to twenty-five percent (25%) of the Rhode Island Earnings multiplied by the number of years then remaining in the Earn Out Period (the "Accelerated Amount"). The Earn Out Baseline shall be adjusted to reflect the payment of the Accelerated Amount by the addition of one-half of the Rhode Island Earnings (i.e., the one-year average of the Earnings attributable to the Rhode Island Project over such two years of operations) to the Earn Out Baseline set forth in Section 3.4(c). Upon receipt of the Rhode Island Notice, the Earn Out Representative shall have 30 days in which to object in writing to the Purchaser with respect to the Purchaser's calculation of the Rhode Island Earnings (a "Rhode Island Earnings Dispute Notice"). In the event the Earn Out Representative does not object to the Purchaser's calculation of the Rhode Island Earnings within such 30-day period, the Purchaser's calculation of the Rhode Island Earnings, as set forth in the Rhode Island Notice, shall be deemed final, conclusive and binding on all Parties. In the event the Earn Out Representative gives a timely Rhode Island Earnings Dispute Notice, then the Earn Out Representative and Purchaser shall work together in good faith to reach an agreement



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on an appropriate adjustment to the calculation of the Rhode Island Earnings, if any. If within 15 days after the Purchaser's receipt of a Rhode Island Earnings Dispute Notice, the Earn Out Representative and Purchaser have not reached an agreement, the Earn Out Representative and the Purchaser shall engage the Accounting Arbitrator to calculate the amount of an appropriate adjustment to the calculation of the Rhode Island Earnings, if any. The decision of the Accounting Arbitrator shall be final, conclusive and binding on all Parties. The Accounting Arbitrator shall make its determinations consistent with the terms hereof. The Accounting Arbitrator shall be directed to make its determination within 45 days of its engagement.

         Within ten (10) days after determination of a final, conclusive and binding calculation of the Rhode Island Earnings, the Purchaser shall pay any adjustment amount to the Estate and the Earn Out Representative in accordance with the foregoing formula and the Earn Out Baseline shall be further adjusted to reflect the payment of such adjustment amount.

                  (i) Until the earlier of the end of the Earn Out Period or the satisfaction of all of the Purchaser's payment obligations under this Section 3.4, the Purchaser shall use commercially reasonable efforts to operate or cause the Companies to be operated as stand-alone entities in New England in conformity with past operating practices, as illustrated generally by the adjusted income statement for the trailing twelve (12) month period ended July 31, 1999, attached hereto as Schedule 3.4(i). Without limiting the generality of the foregoing, until the earlier of the end of the Earn Out Period or the satisfaction of all of the Purchaser's payment obligations under this Section 3.4, the Purchaser agrees with respect to business in New England that without the prior consent of the Earn Out Representative, Purchaser: (1) shall not alter in any material respect the pricing formulas in any customer contract of any of the Companies; (2) shall not, and shall not permit any of its other Affiliates to, solicit any present customer of any of the Companies; (3) shall not, and shall not permit any of its other Affiliates to, bid for or otherwise solicit any Governmental Authority for the construction or operation of any biosolids incineration or lime stabilization facility in New England and (4) will not sell or transfer control of any of the Companies or any of their respective operating facilities, except (i) to another Company or (ii) a sale or transfer of control of any of the Companies which is incidental to either a sale, transfer of control or internal reorganization of Purchaser.

                  (j) Until the earlier of the end of the Earn Out Period or the satisfaction of all of the Purchaser's payment obligations under this Section 3.4, the Purchaser shall use its commercially reasonable efforts to provide capital to the Companies in such amounts (at market rates) and at such times as set forth on Schedule 3.4(j).

                  (k) At any time until the earlier of the end of the Earn Out Period or the satisfaction of all of the Purchaser's payment obligations under this Section 3.4, in the event that the Purchaser or any of its Affiliates (other than a Company) either (i) with the consent of the Earn Out Representative, engages in any of the activities described in Section 3.4(i)(2) or (3) hereof, or (ii) enters into any business or solicits any contract (except existing contracts with customers of Purchaser or its Affiliates or renewals thereof) that competes with any of the Companies in New England through the use of a biosolids management technology other than incineration or lime stabilization, the Companies' Earnings shall be deemed to include twenty

(20%) of the Purchaser's (or its Affiliate's) earnings attributable to such activity, such earnings to be calculated in a manner reasonably consistent with that used to compute the Companies' Earnings and shall otherwise be subject to all of the procedural requirements of this Section 3.4. Notwithstanding the foregoing sentence, the Companies' Earnings shall not be deemed to include any of the Purchaser's (or its Affiliate's) earnings attributable to any of the projects identified on Schedule 3.4(k), hereto.

                  (l) The Purchaser acknowledges that it is the intention of the Earn Out Representative to retain certain employees of the Companies to act as independent contractors for the Earn Out Representative and certain of the Sellers with respect to monitoring and assisting the Earn Out Representative in earning the Earn Out Payments.

                  (m) Until the earlier of the end of the Earn Out Period or the satisfaction of all of the Purchaser's payment obligations under this Section 3.4, the Purchaser shall cause the Companies to (i) provide the Earn Out Representative with monthly financial reports of the operations of the Companies within 14 days following the close of each calendar month, accompanied by a management report disclosing all material developments during such period with respect to the Companies, and (ii) upon reasonable prior notice from the Sellers, provide the Sellers with access to the management employees of the Companies.

                  (n) Any Purchaser Common Stock issued by Purchaser to the Sellers pursuant to Section 3.4 shall be allocated first to Earnings attributable to the New England Treatment Company, Inc. ("NETCO"), if any. Notwithstanding any other provision set forth herein, the aggregate of Earn Out Payments paid in cash attributable to the Earnings of NETCO shall not exceed an amount determined, in the sole judgment of the Earn Out Representative, to be the maximum amount of cash payable in order for the transactions contemplated by the Merger Agreement to comply with Section 368(a)(2)(E) of the Code (assuming the portion of the Earn Out Baseline attributable to NETCO being equal to $500,000), unless the Earn Out Representative elects to waive this limitation.

                  (o) A copy of any and all correspondence and/or notices sent pursuant to this Section 3.4 between (i) Purchaser and (ii) the Earn Out Representative and/or Mr. Toretta, shall simultaneously be sent to Donald F. Dwyer, c/o Astra Zeneca, 725 Chesterbrook Blvd., Wayne, PA 19087.

         SECTION 3.5. CLOSING DELIVERIES.

                  (a) At the Closing, the Sellers shall deliver to the
Purchaser:

                           (i) certificates representing all of the certificated
Ownership Interests, either registered in the name of one of the Companies or, with respect to the Direct Ownership Interests, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to all of the certificated Direct Ownership Interests, free and clear of all Liens, and, with respect to uncertificated Direct Ownership Interests, if any, duly executed assignment documents, which shall transfer to Purchaser good and valid title to any uncertificated Direct Ownership Interests, free and clear of all Liens;

                           (ii) Release of Claims Agreements executed by the
officers, directors, stockholders, partners and members of the Companies releasing the Companies from any and all prior claims of such officers, directors, stockholders, partners and members, in the form attached hereto as Exhibit C;

                           (iii) all corporate, accounting, business and tax
records of the Companies;

                           (iv) a legal opinion from Richards & O'Neil, LLP,
counsel to Mr. Toretta and the Companies, in a form reasonably satisfactory to Purchaser;

                           (v) a legal opinion from Carter, Ledyard & Milburn,
counsel to the Grat, in a form reasonably satisfactory to Purchaser;

                           (vi) a legal opinion from Palmeri, Rock & Talbot,
P.C., counsel to Frances Guerrera, individually, the Estate and the Trust, in a form reasonably satisfactory to Purchaser;

                           (vii) a Consulting Agreement between the Purchaser
and Mr. Toretta, individually, in the form attached as Exhibit D hereto;

                           (viii) Covenant Not to Compete Agreements between the
Purchaser and each of Mr. Toretta, individually, and the Grat, in the form attached as Exhibit E hereto;

                           (ix) Covenant Not to Compete Agreements between the
Purchaser and each of Mrs. Guerrera, individually, the Estate, the Trust and R.
J. Guerrera Trucking Company, Inc. (the "Trucking Company"), in the form attached as Exhibit F hereto; and

                           (x) such other documents, including certificates of
the Sellers, as may be required by this Agreement or reasonably requested by the Purchaser.

              (b) At the Closing, the Purchaser shall deliver to:

                           (i) the Sellers, the cash portion of the Purchase
Price determined in accordance with and allocated as set forth in Section 3.2, in immediately available funds;

                           (ii) Mr. Toretta, individually, a Consulting
Agreement, in the form attached as Exhibit D;

                           (iii) Mr. Toretta, individually, and the Grat, a
Covenant Not to Compete Agreement, in the form attached as Exhibit E;

                           (iv) each of the Estate, Mrs. Guerrera, individually,
the Trust and the Trucking Company, a Covenant Not to Compete Agreement, in the form attached as Exhibit F; and

                           (v) documents relating to the removal of the Sellers
from any and all personal guarantees and/or surety obligations in connection with the Companies' debts or operations listed on Schedule 3.5; and,

                           (vi) legal opinions from in-house legal counsel to
the Purchaser, dated the Closing Date, in a form reasonably satisfactory to the Sellers.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Sellers as follows, except as set forth in the Purchaser's Form 10-K for the fiscal year ended December 31, 1998, all quarterly reports on Form 10-Q filed with the SEC since January 1, 1999, and all amendments to any of the foregoing:

         SECTION 4.1. ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Exhibit A).

         SECTION 4.2. CAPITALIZATION.

                  (a) As of June 30, 1999, the authorized capital stock of Purchaser consisted of 100,000,000 shares of Purchaser Common Stock, of which 17,392,790 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $.002 per share, of which 500,000 shares have been designated as "Preferred Stock-Junior Participating Series A" and reserved for issuance upon exercise of rights evidenced by the certificates representing all outstanding shares of Purchaser Common Stock, but no such shares are issued and outstanding. All of the issued and outstanding shares of Purchaser Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights.

                  (b) As of June 30, 1999, except for 4,020,393 options granted pursuant to Purchaser incentive or option plans (or to current or former employees of Purchaser), warrants to acquire 770,000 shares of Purchaser Common Stock and shares issuable in connection with proposed acquisitions, if any, there are no outstanding (i) securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser or
(ii) options or other rights to acquire from Purchaser or other obligations of Purchaser to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Purchaser.

                  (c) The shares of Purchaser Common Stock to be issued as part of the Purchase Price have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

         SECTION 4.3. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the Purchaser Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                  (b) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien, upon, any of the properties or assets of Purchaser or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Purchaser or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.3(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser or any of its Subsidiaries is now a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                  (c) Except for the filing of the Registration Statements (as defined in Section 4.4) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities (the "Purchaser Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.4. REGISTRATION STATEMENTS. None of the information to be supplied by Purchaser or its Subsidiaries for inclusion in the Registration Statements on Form S-3 to be filed under the Securities Act with the SEC by Purchaser pursuant to Section 7.6 of this Agreement for the purpose of registering the Purchaser Shares (as amended or supplemented, the "Registration Statements") will, at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         SECTION 4.5. REPORTS AND FINANCIAL STATEMENTS.

                  (a) Since January 1, 1999, Purchaser has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate acts and the rules and regulations thereunder.

                  (b) Purchaser has previously made available or delivered to the Companies or the Sellers copies of Purchaser's (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) any actions by written consent in lieu of a shareholders' meeting from January 1, 1999, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Purchaser with the SEC since January 1, 1999 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits thereto, are collectively referred to as the "Purchaser SEC Reports").

                  (c) As of their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of Purchaser included in such reports (collectively, the "Purchaser Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         SECTION 4.6. BROKERS AND FINDERS. Purchaser has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Purchaser to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Purchaser of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                  ARTICLE IV-A
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                           CONCERNING THE TRANSACTION

         Each Seller, severally but not jointly, represents and warrants to the Purchaser as follows:

         SECTION 4A.1 OWNERSHIP.

                  (a) The Seller holds of record and beneficially all of the equity securities of the Companies shown as owned by the Seller on Schedule 1 free and clear of any Liens (except for Liens arising under Federal and state securities laws and restrictions arising under the Companies' organizational documents which have been waived).

                  (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Seller to deliver or sell, or cause to be delivered or sold, any Ownership Interests in any of the Companies, or obligating the Seller to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Seller is a party or is bound with respect to the voting of any ownership interest of any of the Companies.

         SECTION 4A.2 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) The Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the respective boards of directors, partners and/or members of the Companies, and no other proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  (b) The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Seller under any of the terms, conditions or provisions of (i) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Seller, or any of its properties or assets, or (ii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller is now a party or by which the Seller or any of the Seller's properties or assets may be bound or affected.

                  (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

         SECTION 4A.3 BROKERS AND FINDERS. Except as disclosed on Schedule 4A.3, the Seller has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any of the Companies to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

         SECTION 4A.4 REGISTRATION STATEMENTS. None of the information to be supplied by the Seller for inclusion in the Registration Statements will contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4A.5 INVESTMENT REPRESENTATIONS. Each Seller acknowledges, represents and agrees that:

                  (a) (i) Purchaser has made available to Seller the information and documents described in Section 4.5 hereof, (ii) Seller understands the risks associated with ownership of Purchaser Common Stock, and
(iii) Seller is capable of bearing the financial risks associated with such ownership;

                  (b) The Purchaser Shares included within the Purchase Price have not been registered under the Securities Act or registered or qualified under any applicable state securities laws;

                  (c) The Purchaser Shares are being issued to Seller in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon Seller's bona fide investment intent with respect to the Purchaser Shares;

                  (d) Seller's acquisition of the Purchaser Shares is solely for his own account for investment, and Seller is not acquiring such Purchaser Shares for the account of any other Person or with a view toward resale, assignment, fractionalization, or distribution thereof;

                  (e) Seller shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Purchaser Shares except in accordance with this Agreement and (i) the registration requirements of the Securities Act and applicable state securities laws or (ii) upon delivery to Purchaser of an opinion of legal counsel reasonably satisfactory to Purchaser that an exemption from registration is available or pursuant to an effective registration statement covering the Purchaser Shares to be sold;

                  (f) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Shares, and to make an informed investment decision with respect thereto;

                  (g) Seller has had the opportunity to ask questions of, and receive answers from, Purchaser's officers and directors concerning Seller's acquisition of the Purchaser Shares and to obtain such other information concerning Purchaser and the Purchaser Shares, to the extent Purchaser's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as Seller deemed necessary in connection with making an informed investment decision; and

                  (h) In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Purchaser Shares will bear a conspicuous restrictive legend substantially as follows:

                  THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED

                  FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                                   ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANIES

         The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

         SECTION 5.1. ORGAnIZATION AND QUALIFICATION. Each of the Companies is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Companies is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of each of the Companies' articles of incorporation, certificate of partnership, certificate of formation, or other organizational documents, as amended, and each of the Companies' bylaws, partnership agreement, regulations, or other similar documents, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

         SECTION 5.2. CAPITALIZATION.

                  (a) One or more of the Companies holds of record and beneficially all of the equity securities of the Companies, excluding the Direct Ownership Interests, as set forth on Schedule 1. Schedule 1 also sets forth for each Company (i) its name, jurisdiction of organization and form of organization, (ii) the classes and number of shares of its authorized capital stock or other equity securities, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity securities, and (iv) the number of shares of its capital stock or other equity securities held in treasury. All of the Sellers' ownership interests in the Companies were validly issued and are fully paid, and nonassessable. No Subsidiary of any of the Companies, other than as described on Schedule 1, holds any ownership interests in any of the Companies.

                  (b) Except as disclosed on Schedule 5.2(b), there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating any of the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests in any of the Companies, or obligating any of the Companies to grant, extend or enter into any such agreement or commitment or (ii) obligations of any of the Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which any of the Companies is a party or is bound with respect to the voting of any ownership interests of any of the Companies.

         SECTION 5.3. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) This Agreement has been approved by the respective boards of directors, partners and/or members of the Companies, and no other proceedings on the part of the Companies are necessary to authorize the execution and delivery of this Agreement or the consummation by the Companies and the Sellers of the transactions contemplated hereby.

                  (b) Except as disclosed on Schedule 5.3 hereto, the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of any of the Companies under any of the terms, conditions or provisions of (i) the respective charters, bylaws, partnership agreements, regulations or other similar documents of any of the Companies, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to any of the Companies, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which any of the Companies is now a party or by which any of the Companies or any of their respective properties or assets may be bound or affected.

                  (c) Except as disclosed on Schedule 5.3 hereto, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary on the part of the Companies for the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby.

         SECTION 5.4. SUBSIDIARIES. Except as set forth on Schedule 1, none of the Companies has any Subsidiaries, nor do any of the Companies hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

         SECTION 5.5. FINANCIAL STATEMENTS. The audited financial statements of the Companies (excluding NETCO-Waterbury, Limited Partnership, NETCO-Waterbury Systems, Inc. and NETCO-Residuals Management Systems, Inc.) for the fiscal year ended December 31, 1998, attached as part of Schedule 5.5, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Companies as of the dates thereof and the results of their operations and cash flows for the periods then ended. The unaudited financial statements for NETCO-Waterbury, Limited Partnership, NETCO-Waterbury Systems, Inc. and NETCO-Residuals Management Systems, Inc. for the fiscal year ended December 31, 1998, and the unaudited interim financial statements of the Companies for the seven (7) months ended July 31, 1999, also attached as part of Schedule 5.5 (and together with the audited financial statements described in the preceding sentence, the "Companies' Financial Statements"), have been prepared in accordance with the accrual method of accounting and fairly present in all material respects the financial position of the Companies as of the dates thereof and the results of their operations and cash flows for the seven (7) month period then ended, subject to normal year-end adjustments and any other adjustments described therein.

         SECTION 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 5.6, the Companies have not incurred any liabilities or contingencies (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities (i) which are accrued or reserved against the Companies' Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1998, and were incurred in the ordinary course of business and consistent with past practices.

         SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since July 31, 1999, and except as described on Schedule 5.7, (i) the Companies have not declared or set aside or paid any dividend or made any other distribution with respect to any outstanding securities or ownership interests, or, directly or indirectly, purchased, redeemed or otherwise acquired any of their securities or ownership interests and (ii) the Companies have not granted any general increase in the compensation of any of their officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) and have not paid any bonuses to any officers, directors or employees. Since December 31, 1998, and except as described on Schedule 5.7, (i) the Companies have not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (ii) the Companies have not made any amendment to any of their articles of incorporation, certificates of partnership, regulations, bylaws, partnership agreements, operating agreements or other similar documents or changed the character of any of their businesses in any manner; (iii) the businesses of the Companies have been conducted in the ordinary course of business consistent with past practices; and (iv) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 5.8. LITIGATION. Except as described on Schedule 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the knowledge of any of the Companies or Sellers, threatened against, relating to or affecting any of the Companies before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator. Except as described on Schedule 5.8, none of the Companies is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

         SECTION 5.9. ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Companies' Financial Statements represent sales actually made in the ordinary course of business and are collectible in the ordinary course of business.

         SECTION 5.10. NO VIOLATION OF LAW; COMPLIANCE WITH AGREEMENTS.

                  (a) Except as disclosed on Schedule 5.10, none of the Companies is in violation of, and none of the Companies has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. To the knowledge of the Sellers, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Except as disclosed on Schedule 5.10, the Companies have all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct their business as presently conducted (collectively, the "Company Permits"). The Companies are not in violation of the terms of any of the Company Permits.

                  (b) Except as disclosed on Schedule 5.10, none of the Companies nor any of the Sellers is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the charter, bylaws, partnership agreement, regulations or similar organizational instruments of any of the Companies or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which any of the Companies is a party or by which any of the Companies is bound or to which any of their property is subject.

         SECTION 5.11. INSURANCE. The Sellers have heretofore delivered to the Purchaser true and correct copies of all insurance policies owned by the Companies or by which any of the Companies or any of their properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of any of the Companies nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the Companies' policies.

         SECTION 5.12. TAXES.

                  (a) Except as set forth on Schedule 5.12, (i) the Companies have (x) duly filed (or there have been filed on their behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by the Companies on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on the Companies' Financial Statements in accordance with GAAP (or there have been paid or adequate provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Companies are true, correct and complete in all material respects; (iii) the Companies are not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has been made since January 1, 1997 by any authority in a jurisdiction where the Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Companies' Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (vi) there are no Liens for Taxes upon any property or assets of the Companies, except for Liens for Taxes not yet due; (vii) the Companies have not made any change in accounting methods since December 31, 1998; (viii) the Companies have not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Companies have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Companies, and as of the date of this Agreement the Companies have not received a written notice of any pending audits or proceedings; (xi) no partner, stockholder, member, director or officer (or employee responsible for Tax matters) of the Companies expects any authority to assess any additional Taxes with respect to the Companies for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Companies have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Companies has expired, for all periods through and including December 31, 1994, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Companies have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xiv) the Companies have delivered to the Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies since December 31, 1993.

                  (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Companies, and no power of attorney granted by any of the Companies with respect to any Taxes is currently in force. The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Companies are not a party to any agreement providing for the allocation or sharing of Taxes with an entity that is not directly or indirectly a wholly-owned Subsidiary of one of the Companies. The Companies have not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of
Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Companies. None of the Companies (i) has been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was one of the Companies) and (ii) has liability for Taxes of any Person (other than any of the Companies and their Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         SECTION 5.13. EMPLOYEE BENEFIT PLANS.

                  (a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 5.13 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of the Employer Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, nor have any of the Companies contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 5.13 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of any of the Companies other than as required by the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of any of the Companies, threatened, with respect to any such Plans or Benefit Programs.

                  (b) The Sellers have heretofore delivered to Purchaser true and correct copies of the following, if any:

                           (i) each Plan and each Benefit Program listed on
Schedule 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

                           (ii) each trust agreement and annuity contract (or
any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

                           (iii) each management or employment contract or
contract for personal services and a complete description of any understanding or commitment between any of the Companies and any officer, consultant, director, employee or independent contractor of any of the Companies; and

                           (iv) a complete description of each other plan,
policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance (including, without limitation, health, dental, life and disability insurance) or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of any of the Companies as such or members of their families (other than directors' and officers' liability policies), whether or not insured (a "Benefit Program"). For purposes of this Agreement, "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any of the Companies or by any trade or business, whether or not incorporated, which, together with any of the Companies, is under common control, as described in Section 414(b) or (c) of the Code.

                  (c) Except as disclosed on Schedule 5.13, to the best knowledge of the Sellers, each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. The Companies have no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

                  (d) Except as set forth on Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by any of the Companies, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of any of the Companies, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

                  (e) As of the date hereof, the Companies do not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against any of the Companies for benefits relating to any such plans.

         SECTION 5.14. EMPLOYEE AND LABOR MATTERS.

                  (a) Schedule 5.14 hereto includes a true and complete list, dated as of August 19, 1999, of all employees of the Companies, listing the title or position held, base salary or wage rate and, for the period since July 31, 1999, any bonuses, commissions or profit sharing payable to such employees.

                  (b) Except as set forth on Schedule 5.14, none of the Companies is a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Companies are in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of their employees and are not engaged in any unfair labor practice. To the best knowledge of the Sellers, all employees of the Companies who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of the Sellers, threatened against any of the Companies with respect to the Business and, during the past five years, the Companies have not experienced a work stoppage.

                  (c) Except as set forth on Schedule 5.14, (i) none of the Companies is a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of any of the Companies and no such agreement or contract has been requested by any employee or group of employees of any of the Companies, nor has there been any discussion with respect thereto by management of any of the Companies with any employees of any of the Companies, (ii) the Sellers are not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of any of the Companies, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of any of the Companies.

         SECTION 5.15. ENVIRONMENTAL MATTERS. Except as set forth on Schedule
5.15 to this Agreement:

                  (a) None of the Companies nor any of their Business Facilities (as defined in Exhibit A), is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Law, including, but not limited to, the conduct of the business of the Companies or the ownership, use, maintenance or operation of any of the Business Facilities by the Companies.

                  (b) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), (i) no Materials of Environmental Concern (as defined in Exhibit A) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) by any of the Companies, on, under or about any Business Facility or transferred or transported by any of the Companies to or from any Business Facility, and (ii) to the knowledge of the Sellers no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened) by any of the

Companies, on, under, about or from any property adjacent to any current Business Facility;

                  (c) There are no Environmental Claims known, pending or, to the knowledge of the Sellers, threatened against any of the Companies or any of their Business Facilities, and, to the knowledge of the Sellers, there is no basis for same;

                  (d) The Companies and all of their Business Facilities have obtained all Environmental Permits applicable to the operation of the business of the Companies as presently conducted, and the Companies and their Business Facilities are in compliance with all terms and conditions of such Environmental Permits. The Company and all of their Business Facilities have timely filed applications for renewal of all such Environmental Permits. Regarding all Environmental Permits for which renewal, amendment, or modification is sought or pending, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or as a result of such renewal, amendment, or modification;

                  (e) The Companies have all environmental and pollution control equipment necessary to comply with all Environmental Laws (including, without limitation, to comply with all applicable Environmental Permits applicable to the operation of the business of the Companies as presently conducted;

                  (f) To the knowledge of the Sellers, there are no Materials of Environmental Concern on any Business Facility of any of the Companies exceeding any standard or limitation established, published or promulgated pursuant to Environmental Laws, or which would require reporting to any Governmental Authority or Remediation to comply with the Requirements of Environmental Laws (as defined in Exhibit A);

                  (g) To the knowledge of the Sellers, none of the off-site locations where Materials of Environmental Concern generated from any Business Facility of any of the Companies, or for which any of the Companies has arranged for their disposal, treatment or application, has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

                  (h) None of the Companies have been named as a potentially responsible party under, and no Business Facility of the Companies have been nominated or identified as a facility which is subject to, an existing or potential claim under CERCLA or comparable Environmental Laws, and, to the knowledge of the Sellers, no Business Facility of the Companies is subject to any Lien arising under Environmental Laws;

                  (i) The Companies have not received any notice of any release or threatened release of Materials of Environmental Concern, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of any Business Facility of the Companies or in connection with the business of the Companies, nor, to the knowledge of the Sellers, is there any basis for any of the foregoing, nor have the Companies voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                  (j) To the knowledge of the Sellers, there is no Environmental Law or Requirement of Environmental Laws that will require future compliance costs on the part of the Companies in excess of One Hundred Thousand Dollars ($100,000) above costs currently expended in the ordinary course of business;

                  (k) The Companies have filed all notices, notifications, financial security, waste managements plans, or applications which are required to be filed by the Companies for the operation of its business or the use or operation of any Business Facility of any of the Companies; and

                  (l) Except for sludge and processed by-products, no current Business Facility (or equipment thereon) of the Companies contains any lead containing materials, asbestos containing materials or polychlorinated biphenyls in any form.

For purposes of this Section, the "Companies" shall include any entity which is, in whole or in part, a predecessor of any of the Companies and all of their present and former Subsidiaries and their successors of predecessors.

         SECTION 5.16. NON-COMPETITION AGREEMENTS. Except as disclosed on
Schedule 5.16 hereto, none of the Companies or the Sellers is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Companies. None of the Sellers' is a party to any agreement which, by virtue of such person's relationship with one or more of the Companies, restricts the Companies or any Subsidiary of any of the Companies from, directly or indirectly, engaging in any of the businesses described above.

         SECTION 5.17. TITLE TO ASSETS. Except as disclosed on Schedule 5.17, the Companies have good and indefeasible title to their assets and valid leasehold interests in their leased assets and properties, as reflected in the most recent balance sheet included in the Companies' Financial Statements, except for properties and assets that have been disposed of in the ordinary course of the conduct of the Business since the date of the latest balance sheet included therein, free and clear of all Liens, except (i) Liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Companies' business operations (in the manner presently carried on by the Companies), or
(iii) any Lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured.

All leases under which the Companies lease any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which, with notice or lapse of time or both, would become a default by or on behalf of the Companies or their Subsidiaries, or by or on behalf of any third party.

         SECTION 5.18. CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule
5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the "Contracts") to which any of the Companies is a party or by which any of the Companies or any of their assets is bound as of the date hereof:

                  (a) any contract, commitment or agreement that involves aggregate expenditures by one or more of the Companies of more than Fifty Thousand Dollars ($50,000) per year;

                  (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the Business that involves aggregate expenditures by one or more of the Companies of more than Fifty Thousand Dollars ($50,000);

                  (c) any indenture, loan agreement or note under which any of the Companies has outstanding indebtedness, obligations or liabilities for borrowed money;

                  (d) any lease or sublease for the use or occupancy of real property;

                  (e) any non-competition agreement described in Section 5.16;

                  (f) any guarantee, direct or indirect, by any Person of any contract, lease or agreement entered into by any of the Companies;

                  (g) any partnership, joint venture or construction and operation agreement;

                  (h) any agreement of surety, guarantee or indemnification with respect to which any of the Companies is the obligor, outside of the ordinary course of business;

                  (i) any contract that requires any of the Companies to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

                  (j) any contract, agreement, agreed order or consent agreement that requires any of the Companies to take any actions or incur any expenses to remedy non-compliance with any Environmental Law; and

                  (k) any other contract material to any of the Companies or their business.

True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by one or more of the Companies and (ii) to the knowledge of the Sellers, are valid and in full force and effect. Except as set forth on Schedule 5.18, the Companies have fulfilled all material obligations required of the Companies under each such contract, agreement, plan or commitment to have been performed by them prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments.

         SECTION 5.19. SUPPLIES. To the knowledge of the Sellers, the Supplies of the Companies are of a quantity and quality that have been normal for the Companies in the ordinary course of business of the Companies.

         SECTION 5.20. BROKERS AND FINDERS. Except as disclosed on Schedule 5.20, none of the Companies has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any of the Companies to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by any of the Companies of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 5.21. INTELLECTUAL PROPERTY. To the knowledge of the Sellers, except as disclosed on Schedule 5.21 hereto, the Companies have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively, the "Company Intellectual Property Rights"). Except as set forth on Schedule 5.21, the Companies do not own any patents. The Companies have no knowledge of any infringement by any other Person of any of the Company Intellectual Property Rights, and, other than within the ordinary course of business, the Companies have not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights. To the knowledge of the Sellers, the Companies have not and do not violate or infringe any intellectual property right of any other Person, and the Companies have not received any communication alleging that they violated or infringed the intellectual property right of any other person. The Companies have not been sued for infringing any intellectual property right of another person. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of any of the Companies, threatened, that challenges the rights of the Companies in respect of any Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights. None of the Company Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Authority.

         SECTION 5.22. RELATIONSHIPS. Except as set forth on Schedule 5.22, since January 1,

1999, the Companies have not received notice from any customer, supplier or any party to any Contract involving more than Fifty Thousand Dollars ($50,000) annually with one or more of the Companies (each a "Contract Party") that such Contract Party intends to discontinue doing business with the Companies, and, since such date, no Contract Party has indicated any intention (a) to terminate its existing business relationship with any of the Companies or (b) not to continue its business relationship with any of the Companies, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.22, the Companies have not entered into or participated in any related party transaction during the past year.

         SECTION 5.23. YEAR 2000. To the knowledge of the Sellers, after reasonable investigation by the Sellers and except as disclosed on Schedule 5.23 hereto, all emissions monitors and computers controlling the operation of incinerators used by the Companies are Year 2000 Compliant. "Year 2000 Compliant" means as to any device (including, without limitation, all software, firmware, microprocessing chips and/or other data processing devices related to such device) utilized by and material to the business operations of any of the Companies, that such device will be able to accurately process date data from, into and between the twentieth and twenty-first centuries when used in accordance with the applicable documentation setting forth the requirements for the use of the specific item.

         SECTION 5.24. CERTAIN PAYMENTS. To the best knowledge of the Sellers, none of the Companies nor any stockholder, member, partner, officer, director or employee of the Companies have paid or received or caused to be paid or received, directly or indirectly, in connection with any of the businesses of the Companies (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such stockholder, member, partner, officer, director or employee not reimbursed by the Companies or as permitted by applicable law).

         SECTION 5.25. BOOKS AND RECORDS. To the knowledge of the Sellers, the minute books and other organizational records of the Companies are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. To the knowledge of the Sellers, all actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the Board of Directors of any of the Companies or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. All such books and records are located in the offices of the Companies.

         SECTION 5.26. CONDITION AND SUFFICIENCY OF ASSETS. To the knowledge of the Sellers, except as disclosed on Schedule 5.26 hereto, all buildings, improvements and equipment owned or leased by the Companies are structurally sound, in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are being put, and none of the buildings, improvements and equipment owned or leased by the Companies is in need of maintenance or repairs except for ordinary, routine maintenance and repairs not in excess of $100,000 per repair.

                                   ARTICLE VI
                      CONDUCT OF BUSINESS PENDING CLOSING.

         SECTION 6.1. CONDUCT OF BUSINESS BY THE SELLERS PENDING CLOSING. After the date hereof and prior to the Closing Date, unless Purchaser shall otherwise agree in writing, the Sellers shall, and the Sellers shall cause the Companies to:

                  (a) conduct their businesses in the ordinary and usual course of business and consistent with past practice;

                  (b) not (i) amend or propose to amend any of the Companies' charters or bylaws or other similar documents, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to any of the Companies' outstanding capital stock or other equity securities or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

                  (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, any of the Companies' capital stock or other equity securities of any class or any debt or equity securities convertible into or exchangeable for such capital stock or other equity securities;

                  (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of any of the Companies' capital stock or any options, warrants or rights to acquire any of the Companies' capital stock or other equity securities or any security convertible into or exchangeable for any of the Companies' capital stock or other equity securities,
(iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets described on Schedule 3.3(d) hereto or in the ordinary course of business not exceeding $100,000 in any instance or $200,000 in the aggregate, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (e) use all reasonable efforts to preserve intact the Companies' business organization and goodwill, keep available the services of the Companies' respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                  (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                  (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder;

                  (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on the Companies' tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

                  (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

                  (j) not make any change in the Companies' financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                  (k) give prompt written notice to Purchaser of the commencement of any Environmental Claim, or non-routine inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding any such Environmental Claim, any developments in connection therewith, and, as applicable, any anticipated or actual response thereto;

                  (l) not enter into or assume any contracts or agreements having a value or imposing an obligation upon any of the Companies in excess of $100,000 annually and all contracts or agreements having a value to or imposing an obligation on any of the Companies that have remaining obligations of $200,000 or more, regardless of the annual payment;

                  (m) maintain the Companies' books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

                  (n) not compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation or claims of any nature whatsoever pending against any of the Companies; and

                  (o) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement.

         SECTION 6.2. OTHER OFFERS. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof, and continuing through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, the Sellers shall not, and shall not permit any of the Companies or the Companies' officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving any of the Companies or the acquisition of an equity interest in, or any substantial portion of the assets of, any of the Companies or (ii) engage in negotiations with or disclose any nonpublic information relating to any of the Companies or Purchaser, or afford access to the properties, books or records of any the Companies, to any Person. The Companies shall promptly notify and provide copies to Purchaser of any offer, proposal, solicitation or indication of interest, or communication with respect thereto, delivered to or received from any third party.

         SECTION 6.3. ACCESS TO INFORMATION. The Sellers shall, and shall cause the Companies to, give the Purchaser, its accountants, counsel, financial advisors, and other representatives (the "Purchaser Representatives") full access (and shall otherwise fully cooperate, including by making available copies of all of the following documents which are susceptible to photostatic reproduction) during normal business hours throughout the period prior to Closing to all of its respective properties, books, records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control), Contracts, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether written or oral) and records, and shall permit the Purchaser and Purchaser Representatives to make such inspections (including without limitation environmental inspections, sampling, and analysis) as they may require and furnish to the Purchaser and Purchaser Representatives during such period all such information concerning the Companies and their affairs as the Purchaser may reasonably request.

         SECTION 6.4. COMMERCIALLY REASONABLE EFFORTS. The Sellers will use all reasonable commercial efforts to cause the representations and warranties contained in Articles IV-A and V hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Section 8.1 and 8.3 hereof.

                                  ARTICLE VII
              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

         SECTION 7.1. CONSENTS. Subsequent to the Closing Date, the Sellers will use all reasonable commercial efforts, at the request of the Purchaser provided that the Purchaser reimburses the Sellers for all out of-pocket costs and expenses, to assist the Purchaser in obtaining all necessary, proper, appropriate or advisable consents, novations, approvals or waivers which the Purchaser may reasonably seek from time to time in order to effect, confirm or document the transactions contemplated by this Agreement, including using their reasonable commercial efforts to obtain all necessary, proper, appropriate or advisable consents, novations, approvals or waivers of third parties required in order to preserve material contractual relationships of the Companies.

         SECTION 7.2. FURTHER ASSURANCES. The Parties shall execute and deliver to the others, after the Closing Date, any other instrument which may be requested by another Party and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by the Companies prior to the date hereof.

         SECTION 7.3. EXPENSES AND FEES. The Companies shall pay all costs and expenses incurred by the Companies in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker's commissions, employee bonuses, and the fees and expenses of the Companies' attorneys and accountants. The Companies will make all necessary arrangements so that the Purchaser will not be charged with any such costs or expenses, and all such costs and expenses shall be accrued on the financial books and records of the Companies prior to Closing and shall be included in the calculation of Net Working Capital. Each Seller shall be responsible for all costs and expenses incurred by such Seller in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of the Seller's attorneys. Purchaser shall pay all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of its attorneys and accountants.

         SECTION 7.4. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, the Parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Companies.

         SECTION 7.5. NOTIFICATION OF CERTAIN MATTERS. Each of the Parties agrees to give prompt notice to each other Party of, and to use their respective reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Closing and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Sellers shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, the Companies' anticipated or actual response thereto. Notwithstanding the other provisions of this Section 7.5 and except for those supplements to the Disclosure Schedules permitted in Section 7.14 hereof, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

         SECTION 7.6. REGISTRATION STATEMENTS.

                  (a) The Sellers as a group shall be entitled to a maximum of four demand registrations with respect to Purchaser Shares issued pursuant to
Section 3.4 to the Sellers as Earn Out Payments in accordance with this Section
7.6. Purchaser shall use reasonable efforts to file with the SEC promptly upon receipt of a written request from all of the Sellers as a group (provided that (i) the first request may not be made or delivered any earlier than the date (eleven) 11 months after the first issuance of Purchaser Shares by the Purchaser to Seller pursuant to Section 3.4, (ii) the Purchaser shall not be obligated to effect more than one (1) demand registration in any two (2) year period and
(iii) no such requests may be made after December 31, 2009), a Registration Statement registering all of the Purchaser Shares then held by the Sellers and shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable. Purchaser shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance and registration of Purchaser Shares pursuant hereto. Purchaser and the Sellers shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section. Except as otherwise provided in this Section 7.6, no Purchaser Shares may be transferred or sold during the twelve (12) months following issuance of such Purchaser Shares. The Registration Statements shall cover the resale of the Purchaser Shares on Form S-3, if available, and the Purchaser may combine registrations of Purchaser Shares under this Section 7.6 with registrations of Purchaser Common Stock required under the Merger Agreement. The Purchaser shall use its commercially reasonable efforts to cause such shelf Registration Statement to become effective as soon as practical after such filing, and to cause the Purchaser Shares to be qualified in such state jurisdictions as the Sellers may reasonably request. The Purchaser shall use commercially reasonable efforts to keep the shelf Registration Statement current and effective for one year after it is first declared effective.

                  (b) If Purchaser proposes to register for its own account any of its securities under the Securities Act for sale (other than a registration statement on Form S-4 or S-8, a registration statement filed in connection with an exchange offer or an offering of securities solely to Purchaser's existing shareholders, or a registration statement filed in connection with an exchange offer or an offering of securities by any of the Purchaser's shareholders), Purchaser shall give written notice to the Sellers of the Purchaser's intention to effect such a registration not later than 15 days prior to the anticipated date of filing with the SEC of a Registration Statement, which notice shall offer the Sellers the opportunity to include in such Registration Statement any of the Purchaser Shares held by the Sellers that the Sellers may request be included therein (a "Piggyback Registration"). Notwithstanding the preceding sentence, Purchaser's obligation under this
Section 7.6(b) shall be limited to registrations as to which a Registration Statement is to be filed (i) during the period beginning on the second anniversary of the Closing Date and ending on December 31, 2009, and (ii) only if the Sellers are subject to the volume restrictions set forth in Rule 144 of the Securities Act. Subject to the provisions of this Agreement, Purchaser will use its reasonable efforts to cause all the Purchaser Shares for which the Sellers have requested registration to be registered under the Securities Act to the extent required to permit the sale by the Sellers of such Purchaser Shares; provided, that if a Piggyback Registration relates to an underwritten public offering and the managing underwriter or underwriters believe that the inclusion of all shares requested to be included in the proposed registration would adversely affect the marketing of such shares, Purchaser may first include in such registration all securities Purchaser proposes to sell, and the Sellers shall accept a reduction (including a total elimination) in the number of shares to be included in such registration, pro rata (among the Sellers, in accordance with the percentages set forth in Section 3.2) with the other holders of Purchaser Common Stock making requests for registration, on the basis of the number of shares of Purchaser Common Stock so requested to be included by the Sellers and the other selling shareholders. Nothing in this Section 7.6(b) shall limit Purchaser's ability to withdraw a Registration Statement it has filed either before or after effectiveness.

                  (c) Purchaser shall pay the expenses incurred in connection with any proposed registration of securities by Purchaser under this Section 7.6, whether or not effected or consummated, including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Purchaser.

         SECTION 7.7. PURCHASER'S LIQUIDITY PROGRAM. Notwithstanding any other provision set forth herein, with respect to all sales by the Sellers of Purchaser Shares through the NASDAQ or any such other exchange, each Seller may only sell such shares on any day after the first sale of Purchaser Common Stock has occurred through the NASDAQ or such other exchange and on such day, Sellers may only sell 1,000 Purchaser Shares in the aggregate for each 1,000 shares of Purchaser Common Stock sold by unrelated third parties through the NASDAQ or such other exchange on such day. In no event shall the plan of distribution of Purchaser Shares include the use of a contractual underwriter, nor shall Purchaser have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. Purchaser agrees that it will furnish to the Sellers such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Sellers from time to time may reasonably request.

         SECTION 7.8. EXCHANGE LISTING. Purchaser shall use its reasonable efforts to effect, at or before the effective date of a Registration Statement, authorization for listing on NASDAQ, upon official notice of issuance, of the shares of Purchaser Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

         SECTION 7.9. PUBLIC STATEMENTS. Except as required by law or the National Association of Securities Dealers ("NASD"), the Parties shall obtain the written consent of the other Party prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which will not be unreasonably withheld.

         SECTION 7.10. SECTION 338(h)(10) ELECTION. At the Purchaser's election, Sellers and Purchaser shall timely make a joint election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively the "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Companies hereunder. Sellers will pay any Tax imposed on them under the Tax laws as a direct result of the making of the Section 338(h)(10) Election, and the Purchaser and the Companies will pay any Tax imposed on them. The value of the assets is hereby agreed to be as follows: all assets other than depreciable assets will be reflected at net book value, depreciable assets at net tax basis, and all excess value will be allocated to good will. Purchaser will prepare the election forms and provide them to Sellers for Sellers' review at least 30 days before the date the Section 338(h)(10) Election is due. Sellers will execute and return the election forms to Purchaser at least 15 days before the date the Section 338(h)(10) Election is due, and Purchaser will file such election forms on or before the respective due dates for each such election form.

         SECTION 7.11. ALLOCATION OF PURCHASE PRICE. Within 60 days following the Closing Date, Sellers, Purchaser and the Companies shall agree to an allocation of the Purchase Price and the liabilities of the Companies (plus other relevant items) among the Companies and (consistent with Section 7.10 and
Section 7.12 to the assets of the Companies for all purposes (including Tax and financial accounting purposes). Sellers and Purchaser will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         SECTION 7.12. CODE SECTION 754 ADJUSTMENTS. The Sellers agree to cooperate with the Purchaser to elect under Code Section 754, to the extent Purchaser deems such cooperation necessary or desirable, in order to elect to adjust the tax basis of the assets of the Partnerships. The value of the assets is hereby agreed to be as follows: all assets other than depreciable assets will be reflected at net book value, depreciable assets at net tax basis, and all excess value will be allocated to good will. "Partnership" means the Companies identified as limited partnerships or limited liability companies on Schedule 1.

         SECTION 7.13. CONTROL OF TAX RETURNS. Sellers shall be responsible for preparing and filing all income Tax Returns of the Companies for periods ending on or before the Closing Date (including short periods ending on the Closing Date as a result of the application of Section 708, Section 338(h)(10) or
Section 1362 of the Code). The Parties agree to make the election under Section 1362(e)(3) to the extent applicable. Except as provided in the first sentence of this

Section, after the Closing, Purchaser and the Companies shall be responsible for preparing and filing all Tax Returns of the Companies. The Parties shall provide each other such information and assistance as may be necessary to prepare and file the Tax Returns.

         SECTION 7.14. SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the date ten (10) days prior to Closing, the Sellers may update the Disclosure Schedules to this Agreement in order to make the information set forth therein complete and accurate, so long as such an update does not disclose an event, fact or condition which could have a Material Adverse Effect on one or more of the Companies. In the event such an update discloses an event or condition which could have a Material Adverse Effect on one or more of the Companies, then Purchaser may terminate this Agreement if (i) the Purchaser notified the Seller that Purchaser believed, in its reasonable business judgment, that the updated information disclosed an event, fact or condition which could have a Material Adverse Effect on one or more of the Companies, (ii) the Purchaser negotiated in good faith with the Seller with respect to adjustments, if any, to the terms of this Agreement as a result of the updated information, and (iii) the Parties failed to agree on any such adjustments.


                                  ARTICLE VIII
                             CONDITIONS TO CLOSING.

         SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each Party to close the transactions contemplated hereby shall be subject to the fulfillment or waiver, if permissible, of the following conditions on or prior to the Closing Date:

                  (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); and

                  (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the transactions contemplated by this Agreement or make the consummation of the transaction contemplated by this Agreement illegal; and

                  (c) the transactions contemplated by the Agreement and Plan of Merger dated the same date as this Agreement by and among Purchaser, RESTEC Acquisition Corp., Mr. Toretta, NETCO, Mrs. Guerrera, the Estate and the Trust (the "Merger Agreement") shall have been consummated.

         SECTION 8.2. CONDITIONS TO OBLIGATION OF THE SELLERS. Unless waived by the Sellers, the obligation of the Sellers to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

                  (a) Purchaser shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date;

                  (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

                  (c) the Sellers shall have received a certificate executed on behalf of Purchaser by the President or a Vice President of the Purchaser with respect to (a) and (b) above;

                  (d) the Sellers shall have received legal opinions from in-house legal counsel to the Purchaser, dated the Closing Date, in a form reasonably satisfactory to the Sellers; and

                  (e) the Purchaser shall have entered into a Consulting Agreement with Mr. Toretta, individually, in the form attached hereto as Exhibit D.

         SECTION 8.3. CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived by Purchaser, the obligation of Purchaser to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

                  (a) the Sellers and the Companies shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date;

                  (b) the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

                  (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

                  (d) the Purchaser shall have obtained financing in an amount and pursuant to terms satisfactory to Purchaser to consummate the transactions contemplated in this Agreement;

                  (e) Purchaser shall have received legal opinions from legal counsel to the Sellers, dated the Closing Date, in a form reasonable satisfactory to Purchaser, and as described in Section 3.5(a);

                  (f) the Sellers shall have executed Release of Claims Agreements, in the form attached hereto as Exhibit C;

                  (g) Mr. Toretta, individually, shall have entered into a Consulting Agreement, in the form attached hereto as Exhibit D;

                  (h) Mr. Toretta, individually, and the Grat shall have entered into Covenant Not to Compete Agreements, in the form attached hereto as Exhibit E;

                  (i) the Estate, Mrs. Guerrera, the Trust and the Trucking Company shall have entered into Covenant Not to Compete Agreements, in the form attached hereto as Exhibit F;

                  (j) Purchaser shall have received certificates representing the certificated Ownership Interests duly endorsed for transfer as described in
Section 3.5(a)(i);

                  (k) Purchaser shall have received a certificate executed by each of the Sellers with respect to (a) and (b) above; and

                  (l) Purchaser shall have entered into employment agreements with Mark McCormick and Terry Szczesiul.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                  (a) Any Seller shall have the right to terminate this
Agreement:

                           (i) if the representations and warranties of
Purchaser shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to Purchaser by the Seller;

                           (ii) if the transactions contemplated hereby are not
completed by November 1, 1999, (provided that (a) the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Seller if the failure of the Seller to fulfill any obligation to Purchaser under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date and (b) Purchaser has not exercised its option to extend under Section 9.4);

                           (iii) if the transactions contemplated hereby are
enjoined by a final, unappealable court order; or

                           (iv) if Purchaser (A) fails to perform in any
material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to Purchaser by the Seller.

                  (b) Purchaser shall have the right to terminate this
Agreement:

                           (i) if the representations and warranties of the
Sellers shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to the Sellers by Purchaser;

                           (ii) if the transactions contemplated hereby are not
completed by November 1, 1999, as such date may be extended pursuant to Section
9.4 below (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation to the Sellers under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date);

                           (iii) if the Sellers (A) fail to perform in any
material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to the Sellers by Purchaser; or

                           (iv) pursuant to Section 7.14.

                  (c) The Sellers and Purchaser mutually agree in writing.

         SECTION 9.2. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of the Agreement:

                  (a) If this Agreement is terminated by either Purchaser or the Sellers pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Sellers or Purchaser or its stockholders, directors, officers, employees, agents or representatives. Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this Section 9.2 shall relieve any Party from liability for any breach of this Agreement, including, without limitation, any breach of the prohibition in Section 7.14 against updating the Disclosure Schedules with information which could have a Material Adverse Effect on one or more of the Companies.

                  (b) The Parties acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of such negligent or willful failure of the Sellers to perform their obligations hereunder, could not be made whole by monetary damages, and it is accordingly agreed that Purchaser shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement and the Sellers waive the defense in any such action for specific performance that a remedy at law would be adequate.

         SECTION 9.3. EXTENSIONS; WAIVER. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

         SECTION 9.4. PURCHASER'S OPTION TO EXTEND. At Purchaser's option (exercised by providing written notice to the Sellers prior to November 1, 1999), the deadline of November 1, 1999 set forth in Sections 9.1(a)(ii) and 9.1(b)(ii), above, may be extended to December 31, 1999; provided, however, that if the transactions contemplated hereby fail to close by the expiration of such extended period, Purchaser shall pay to the Companies $300,000 in the aggregate as reimbursement for the costs and expenses incurred by the Companies in connection with the negotiation and execution of this Agreement, as well as the Merger Agreement, unless the Sellers have breached this Agreement or the failure of any Seller to fulfill any obligation to Purchaser under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to close before the expiration of such extended period.


                                   ARTICLE X
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

         SECTION 10.1. THE SELLERS' INDEMNITY OBLIGATIONS.

                  (a) Each Seller shall, severally but not jointly (except for the obligations of

Mr. Toretta and the Grat, which shall be joint and several obligations of Mr. Toretta and the Grat), indemnify and hold harmless the Companies (after the Closing), Purchaser and the Companies' (after the Closing) and the Purchaser's respective officers, directors, stockholders, partners, members, employees, agents, representatives and Affiliates (each a "Purchaser Indemnified Party") from and against any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "Indemnified Amounts") paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly,
(i) relating to, resulting from or arising out of (x) any breach or misrepresentation in any of the representations and warranties made by such Seller in Article IV-A of this Agreement, or any certificate or instrument delivered by such Seller in connection with this Agreement, or (y) any violation or breach by such Seller of, or default by such Seller under, the terms of this Agreement or any certificate or instrument delivered by such Seller in connection with this Agreement, or (ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(a)(i), above.

                  (b) The Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser and the Companies (after the Closing) and the other Purchaser Indemnified Parties from and against any and all Indemnified Amounts paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly, (i) relating to, resulting from or arising out of any breach or misrepresentation in any of the representations and warranties made by the Sellers in Article V of this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement or (ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(b)(i), above.

                  (c) For purposes of Section 10.1(a) and (b), Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OR NEGLIGENCE OF ANY OF THE PARTIES, INCLUDING ANY PURCHASER INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

         SECTION 10.2. PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify and hold harmless the Sellers and the Sellers' agents, representatives and Affiliates (each a "Sellers Indemnified Party") from and against any and all Indemnified Amounts incurred by a Sellers Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, or (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement.

         SECTION 10.3. INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Promptly after receipt by an indemnified party under
Section 10.1 or 10.2 of notice of the commencement of any third-party claim or claims asserted against it ("Third-Party Claim"), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Third-Party Claim referred to in Section 10.3(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Third-Party Claim, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Third-Party Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Third-Party Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law, rule, regulation or other legal requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (B) the indemnified party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the indemnified party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the indemnified party is being released from any and all obligations or liabilities it may have with respect thereto, and (C) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Third-Party Claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Third-Party Claim, the indemnifying party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the indemnifying party will not be bound by any determination of a Third-Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Third-Party Claim is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Third-Party Claim or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                  (e) In the event any indemnified party should have a claim against any indemnifying party hereunder that does not involve a Third-Party Claim, the indemnified party shall transmit to the indemnifying party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the indemnified party's request for indemnification under this Agreement.

         SECTION 10.4. LIMITATION OF SELLERS' LIABILITY.

                  (a) Notwithstanding anything to the contrary contained in
Article X, the aggregate liability of the Estate for any event or occurrence giving rise to the Estate being required to indemnify Purchaser Indemnified Parties pursuant to Section 10.1 of this Agreement shall be limited to the cash portion of the Purchase Price received by the Estate plus any amounts deducted from such cash portion of the Purchase Price pursuant to Section 3.2(a)(ii)(1) and (2).

                  (b) Notwithstanding anything to the contrary contained in
Article X, the aggregate liability of each of Mr. Toretta and the Grat for any event or occurrence giving rise to such Seller being required to indemnify Purchaser Indemnified Parties pursuant to Section 10.1 of this Agreement shall be limited to the combined cash portions of the Purchase Price received by Mr. Toretta and the Grat plus any amounts deducted from such cash portions of the Purchase Price pursuant to Section 3.2(a)(ii)(1) and (2).

                  (c) Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 10.1 as follows:

                           (i) until and including the first anniversary of the
Closing Date, only if the amount of any Indemnified Amount, individually or in the aggregate with all other Indemnified Amounts hereunder and under the terms of the Merger Agreement, exceeds Two Hundred Fifty Thousand Dollars ($250,000), and then only to the extent of such excess; and

                  (ii) after the first anniversary of the Closing Date, only if the amount of any Indemnified Amount, individually or in the aggregate with all other Indemnified Amounts hereunder and under the terms of the Merger Agreement since the Closing Date, exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of such excess.

         SECTION 10.5. LIMITATION OF PURCHASER'S LIABILITY. Sellers Indemnified Parties are entitled to indemnification pursuant to Section 10.2 as follows:

                  (i) until and including the first anniversary of the Closing Date, only if the amount of any Indemnified Amount, individually or in the aggregate with all other Indemnified Amounts hereunder and under the terms of the Merger Agreement, exceeds Two Hundred Fifty Thousand Dollars ($250,000), and then only to the extent of such excess; and

                  (ii) after the first anniversary of the Closing Date, only if the amount of any Indemnified Amount, individually or in the aggregate, with all other Indemnified Amounts hereunder and under the terms of the Merger Agreement since the Closing Date, exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of such excess.


                                   ARTICLE XI
                               GENERAL PROVISIONS

         SECTION 11.1. SURVIVAL. The representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two years following the date of Closing; provided, however, that in the case of all such representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) there shall be no such termination with respect to any such representation, warranty, covenant or agreement as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation, warranty, covenant or agreement prior to the expiration of the survival period; provided, further, that (i) the representations and warranties set forth in Sections 4A.1 (Ownership), 4A.2 (Authority; Non-Contravention; Approvals) and
5.2 (Capitalization) hereof shall survive the Closing indefinitely, (ii) Section
5.12 (Taxes) shall survive the Closing for the greater of two years or the statutory survival period applicable to Taxes, (iii) the covenants contained in this Agreement to be performed after the Closing shall survive until fully performed; and (iv) the indemnification obligations of the Sellers set forth in
Section 10.1(a) and Section 10.1(b) shall survive the Closing until the termination of the respective representations and warranties.

         SECTION 11.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  (a) If to Purchaser or the Companies (on or after Closing), to:

                           Synagro Technologies, Inc.
                           1800 Bering Drive, Suite 1000
                           Houston, Texas 77057
                           Attention: Mark A. Rome
                           Telecopy: 713/369-1760

                           with a copy to:

                           Locke Liddell & Sapp LLP
                           600 Travis, Suite 3200
                           Houston, Texas 77002
                           Attention: Michael T. Peters
                           Telecopy: 713/223-3717

                  (b)      If to Mr. Toretta or the Companies (prior to
                           Closing), to:

                           Paul A. Toretta
                           30 Lakewood Circle
                           Greenwich, Connecticut 06830
                           Telecopy: 203/633-9064

                           with a copy to:

                           Edward M. Kane, Esq.
                           Richards & O'Neil, LLP
                           43 Arch Street
                           Greenwich, Connecticut 06830
                           Telecopy: 203/869-6565

                  (c)      If to Frances A. Guerrera, as
                           Executrix of the Estate of Richard J. Guerrera or as Co-Trustee of the Richard J. Guerrera Revocable Trust, to:

                           Frances A. Guerrera
                           31 Munson Road
                           Middlebury, Connecticut 06762
                           with a copy to:

                           John J. Palmeri, Esq.
                           Palmeri, Rock & Talbot, P.C.
                           100 Hinman Street
                           P.O. Box 277
                           Cheshire, Connecticut 06410
                           Telecopy: 203/250-1795

                           and

                           Donald F. Dwyer
                           c/o Astra Zeneca
                           725 Chesterbrook Blvd.
                           Wayne, Pennsylvania 19087
                           Telecopy: 610/695-4491

                  (d)      If to Frances A. Guerrera, individually, to:

                           Frances A. Guerrera
                           31 Munson Road
                           Middlebury, Connecticut 06762

                           with a copy to:

                           Shipman & Goodwin, LLP
                           One Landmark Square
                           Stamford, Connecticut 06901
                           Attention: Steven M. Gold, Esq.
                           Telecopy: 203/324-8191

                           and

                           Donald F. Dwyer
                           c/o Astra Zeneca
                           725 Chesterbrook Blvd.
                           Wayne, Pennsylvania 19087
                           Telecopy: 610/695-4491

                  (e) If to Robert Dionne, as Co-Trustee of the Richard J. Guerrera Revocable Trust, to:

                           Robert Dionne (Personal and Confidential)
                           c/o R. J. Guerrera, Inc.
                           P.O. Box 700
                           Naugatuck, Connecticut 06770
                           Telecopy: 203/723-5640

                           with a copy to:

                           John J. Palmeri, Esq.
                           Palmeri, Rock & Talbot, P.C.
                           100 Hinman Street
                           P.O. Box 277
                           Cheshire, Connecticut 06410
                           Telecopy: 203/250-1795

                  (f) If to Eileen Toretta, as Trustee of the Paul A. Toretta 1998 Grat, to:

                           Eileen Toretta
                           30 Lakewood Circle
                           Greenwich, Connecticut 06830
                           Telecopy: 203/633-9064

                           with a copy to:

                           Jerome Caulfield, Esq.
                           Carter, Ledyard & Milburn
                           Two Wall Street
                           New York, New York 10005
                           Telecopy: 212/732-3232

         SECTION 11.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

         SECTION 11.4. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor the rights, interests and obligations arising pursuant to this Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to any other wholly-owned Subsidiary of Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder.

         SECTION 11.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         SECTION 11.6. BINDING ARBITRATION.

                  (a) General. Notwithstanding any provision of this Agreement to the contrary, upon the request of any Party (defined for the purpose of this provision to include Affiliates, principals and agents of any such Party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "Dispute"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration of such Dispute.

                  (b) Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York. Notwithstanding Section 11.6, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. (the "Federal Arbitration Act"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

                  (c) No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

                  (d) Arbitration Proceeding. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to and may be claimed by any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of the State of Delaware, without regard to conflict of law rules. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

                  (e) Appointment of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other Party (the "Respondent") shall appoint its arbitrator within 30 days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

                  (f) Other Matters. This arbitration provision constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the Parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

         SECTION 11.7. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

         SECTION 11.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 11.9. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 11.11. GUARANTEE. Frances Guerrera, individually and as Co-Trustee of the Trust, and Robert Dionne, as Co-Trustee of the Trust, jointly and severally, unconditionally and irrevocably guarantee the full, prompt and complete performance of all obligations of the Estate and Trust, as the case may be, under this Agreement and the documents executed and delivered by the Estate and Trust in connection with the transactions contemplated in this Agreement.



                [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

                                        SYNAGRO TECHNOLOGIES, INC.

                                        By:  /s/ Ross M. Patten
                                           -------------------------------------
                                             Ross M. Patton, Chairman and Chief
                                             Executive Officer


                                           /s/ Frances A. Guerrera
                                        ----------------------------------------
                                        Frances A. Guerrera, individually


                                        THE RICHARD J. GUERRERA REVOCABLE
                                        TRUST

                                        By:  /s/ Frances A. Guerrera
                                           -------------------------------------
                                             Frances A. Guerrera, Co-Trustee

                                        By:  /s/ Robert Dionne
                                           -------------------------------------
                                             Robert Dionne, Co-Trustee


                                        THE SELLERS:

                                           /s/ Paul A. Toretta
                                        ----------------------------------------
                                        Paul A. Toretta, individually


                                        THE ESTATE OF RICHARD J. GUERRERA

                                        By:  /s/ Frances A. Guerrera
                                           -------------------------------------
                                             Frances A. Guerrera, Executrix


                                        THE PAUL A. TORETTA 1998 GRAT


                                        By:  /s/ Eileen Toretta
                                           -------------------------------------
                                             Eileen Toretta, Trustee

                                    EXHIBIT A

                                    GLOSSARY

         For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

         "Accounting Arbitrator" shall mean an independent accounting firm selected by mutual agreement of the Auditor and the Earn Out Representative's independent accounting firm.

         "Affiliate(s)" with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Auditor" shall have the meaning given in Section 3.4.

         "Average Purchaser Common Stock Price" means the average of the Daily Per Share Prices for the twenty(20) consecutive trading days beginning on the twenty-first (21st) trading day prior to the last day of the applicable calendar year for purposes of Section 3.4.

         "Business Facility" or "Business Facilities" includes any property (whether real or personal) which the Companies or any of their Subsidiaries currently lease, operate, or own or manage in any manner or which the Companies or any of their Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

         "Code" means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

         "Daily Per Share Price" means the per share closing price on the NASDAQ Small Cap Exchange (the "NASDAQ") of Purchaser Common Stock (as reported by The Wall Street Journal for that day).

         "Earn Out Payment" shall have the meaning given in Section 3.4.

         "Earn Out Period" shall have the meaning given in Section 3.4.

         "Earn Out Representative" means Paul A. Toretta, or, if Mr. Toretta dies, resigns or for any reason refuses or is unable to act, a substitute specified in a written notice of substitution



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

delivered to the Purchaser and signed by the Grat and Mr. Toretta (or his legal representative, heirs, successors or designees).

         "Earnings" shall mean, with respect to any period, the total revenues of the Companies during such period after deduction for direct operating expenses, other expenses, interest expense, depreciation and amortization but before deduction for income taxes; provided, however, that in determining Earnings there shall be no deduction for (or inclusion as an expense in respect of) (a) any expenses directed by the Purchaser or its Affiliates in excess of those reasonably required to operate the Companies in accordance with past practices (as illustrated generally by the adjusted income statement for the trailing twelve (12) month period ended July 31, 1999, attached hereto as
Schedule 3.4(j) and subject to normal inflation increases), unless approved in writing by the Earn Out Representative before being incurred; (b) any management fees charged by the Purchaser or its Affiliates to the Companies; (c) any allocation of corporate overhead of the Purchaser or its Affiliates, provided, however, that the Purchaser may allocate a reasonable amount to the Companies, consistent with the Companies' past expenditures, for accounting services (including fifty percent (50%) of the cost of any special accounting services rendered by the Auditor and Accounting Arbiter pursuant to Section 3.4 hereof);
(d) any expenses incurred in connection with the transactions contemplated by this Agreement; (e) any amortization of goodwill recognized in connection with the transactions contemplated by this Agreement or any purchase accounting adjustments recorded by the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement; and (f) any extraordinary or non-recurring transition expenses resulting from the transactions contemplated by this Agreement, including, without limitation, lease and insurance cancellation penalties.

         "Earnings Dispute Notice" shall have the meaning given in Section 3.4.

         "Environmental Claim(s)" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ("NORM")); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials or Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the



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

health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing, if such testing confirms the presence of Materials of Environmental Concern.

         "Environmental Law(s)" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

         "Environmental Permit(s)" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Companies' business as currently conducted in compliance with Requirements of Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means U.S. generally accepted accounting principals applied on a consistent basis.



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

         "Governmental Authority" or "Governmental Authorities" means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         "Indebtedness" means the aggregate long-term indebtedness, net of sinking fund and other cash reserves described on Schedule 3.2 hereto that are not included in Net Working Capital, and other long-term liabilities of the Companies determined in accordance with GAAP.

         "Lien(s)" means any mortgage, pledge, hypothecation, security interest, encumbrance, claim, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

         When used in this Agreement in connection with the Companies and their Subsidiaries, or the Purchaser and its Subsidiaries, as the case may be, "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Companies and all of their Subsidiaries or the Purchaser and all of its Subsidiaries, as applicable, taken as a whole.

         "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "solid waste," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.

         "Net Working Capital" means the aggregate current assets of the Companies less the aggregate current liabilities of the Companies determined in accordance with GAAP.

         "New England" means Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

         "Person" means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

         "Purchaser Common Stock" means validly issued, fully paid and nonassessable shares of common stock, par value $.002 per share, of Purchaser.



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         "Purchaser Shares" means the shares of Purchaser Common Stock issuable to Mr. Toretta as determined pursuant to Section 3.4 of the Agreement.

         "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Companies or any of their Subsidiaries or of any property affected by the business, operations, acts omissions, or Materials of Environmental Concern of the Companies or any of their Subsidiaries.

         "Requirement(s) of Environmental Law(s)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Companies or any of their Subsidiaries or the assets, Business Facilities and/or the business of the Companies or any of their Subsidiaries.

         "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

         "Supplies" means all office supplies, kitchen supplies, laundry supplies, medical supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date.

         "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         "Tax Return(s)" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.



                               Exhibit A - Page 5